EXHIBIT 10.1

[Execution Copy]

CONFIDENTIAL

ASSET PURCHASE AGREEMENT

by and among

GPO PLUS, INC., as Purchaser

CLEARLINE APPS, LLC, as Acquisition Subsidiary

and

SURGEPAYS, INC., as Seller

Dated as of September 7, 2026

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ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of September 7, 2026, by and among GPO Plus, Inc., a Nevada corporation (“GPOX” or “Purchaser”), ClearLine Apps, LLC, a Nevada limited liability company wholly owned by GPOX (“Acquisition Subsidiary”), and SurgePays, Inc., a Nevada corporation (“SURG” or “Seller”).

The parties intend a straightforward asset acquisition between friendly companies. Seller is selling only the Purchased Assets expressly described in this Agreement and the Schedules. Seller is retaining its existing SurgePays-branded wireless and MVNO business and the parties intend that the transaction not disrupt that retained business.

ARTICLE I

PURCHASE AND SALE

1.1 Purchased Assets. At Closing, Seller shall sell, assign, transfer and deliver to Acquisition Subsidiary, and Acquisition Subsidiary shall purchase, all of Seller’s right, title and interest in ClearLine, including its engagement platform, ClearLine Media Network and related technology, functionality and operating assets (collectively, “ClearLine”), and the separately identifiable GPOX Wireless business and assets, as specifically identified on Schedules A through C (collectively, the “Purchased Assets”), free and clear of Encumbrances other than Permitted Encumbrances. The Schedules control if a general description in this Agreement conflicts with a specifically listed included or excluded asset. Legal title, economic ownership, benefits and burdens, risks and rewards, decision-making authority and ultimate operational control of the Purchased Assets shall transfer to Acquisition Subsidiary at Closing, as provided in Section 4.3.

1.2 Core Included Assets. Without limiting the Schedules, the Purchased Assets include ClearLine’s software, source code, repositories, cloud architecture, build and deployment materials, technical infrastructure, documentation, APIs, SDKs, integrations, engagement and customer-profile technology, consent controls, marketing, campaign, automation, loyalty, rewards, membership, review and reputation-management functionality, analytics, dashboards, customer touchpoints, hardware integrations and ClearLine Media Network; the separately identifiable turnkey GPOX Wireless business and assets specifically identified on Schedule B, capable of supporting multiple branded sub-MVNOs; U.S. Patent No. 12,632,881 B2 and related owned patent-family and filing rights; copyrights, trade secrets, know-how, methodologies, machine-learning models, training data, operating playbooks and goodwill; assigned contracts; transferable governmental authorizations; applicable customer, merchant and dealer relationships and lawfully transferable records; accounts receivable relating to the Purchased Assets; inventory and tangible equipment used primarily in the Purchased Assets; and, at Seller’s election, either the ClearLine operating bank account with its entire Closing balance or a transfer of that entire Closing balance in immediately available funds to an account designated by Acquisition Subsidiary. The entire Closing balance, which shall be not less than $150,000 under either delivery method, is included in the Purchased Assets and is not additional purchase consideration or a price adjustment. Seller shall provide a Closing bank statement or equivalent bank confirmation evidencing the full balance and evidence of delivery of account control or transfer of the full balance, as applicable. Seller shall also deliver at Closing ClearLine’s complete QuickBooks company file or a complete restorable backup, including its transaction history, chart of accounts, general ledger and bank reconciliations through Closing, in a form reasonably usable by Purchaser. If ClearLine’s books are maintained in QuickBooks Online, Seller shall instead deliver a complete usable export of those records or transfer the ClearLine company with administrative access to Purchaser. Only assets owned by Seller or rights Seller is entitled to transfer are included, subject to the express terms of this Agreement and the Schedules.

1.3 Retained SURG Business and Excluded Assets. Seller retains all assets not expressly included in the Purchased Assets. Without limitation, Seller retains its existing SurgePays-branded MVNO and wireless business, subscriber base, customers, carrier rights and agreements, wholesale prepaid distribution business, corporate assets, cash and bank accounts other than the ClearLine operating account or its entire Closing balance delivered under Section 1.2, employee benefit plans, tax refunds relating to pre-Closing periods, the SurgePays name and marks, and the other assets listed on Schedule D (collectively, the “Excluded Assets”). Nothing in this Agreement shall prohibit, impair or materially interfere with Seller’s continued operation of its retained MVNO, wireless, wholesale prepaid or other retained businesses.

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1.4 Assumed and Excluded Liabilities. Acquisition Subsidiary assumes only (a) obligations first arising after Closing under contracts validly assigned to it, excluding liabilities caused by any pre-Closing breach, and (b) liabilities first arising from Acquisition Subsidiary’s ownership or operation of the Purchased Assets after Closing (the “Assumed Liabilities”). Seller retains all other liabilities, including liabilities arising from Seller’s ownership or operation of the Purchased Assets before Closing, Seller’s indebtedness, pre-Closing taxes, employee obligations relating to pre-Closing periods, and pre-Closing breaches of assigned contracts (the “Excluded Liabilities”).

1.5 ClearLine Purchase Price. The purchase price for ClearLine is Twenty-Seven Million Five Hundred Thousand Dollars ($27,500,000) (the “ClearLine Purchase Price” or “Purchase Price”). GPOX shall satisfy the ClearLine Purchase Price solely by issuing to Seller at Closing 25,000,000 shares of newly designated Series D Convertible Preferred Stock of GPOX (the “Series D Preferred”). GPOX shall pay no cash portion of the ClearLine Purchase Price at Closing. Acquisition Subsidiary shall also assume the Assumed Liabilities. GPOX Wireless is also included among the Purchased Assets transferred at Closing. Nothing in this Agreement shall reduce, reallocate or apportion any portion of the $27,500,000 ClearLine Purchase Price to GPOX Wireless, nor shall this Agreement determine or limit the separate fair value, accounting value or economic value attributable to GPOX Wireless.

1.6 Series D Preferred. The Series D Preferred shall be non-voting, shall accrue no dividend, coupon, payment-in-kind return or cash yield, and shall be convertible on a one-for-one basis into an aggregate of 25,000,000 shares of GPOX Common Stock (as defined below), subject only to proportionate adjustments for stock splits, reverse stock splits, stock dividends, combinations and similar recapitalizations. The Series D Preferred shall have the terms set forth in the Certificate of Designation attached as Exhibit A. The Series D Preferred shall have no variable conversion price, price reset, ratchet, top-up, mandatory cash settlement or redemption obligation of GPOX.

1.7 [Intentionally deleted.]

1.8 Conversion and Put Elections. From and after issuance of the Series D Preferred Stock at Closing, Seller in its sole discretion may elect to convert all or a portion of the then-outstanding Series D Preferred held by Seller at the fixed one-for-one conversion ratio as set forth in the Certificate of Designation, subject only to proportionate recapitalization adjustments and applicable law as set forth in the Certificate of Designation. No prior consent of Emerald Shoals Targeted Opportunities Fund LP or separate discretionary consent of GPOX shall be required for a valid voluntary conversion. GPOX shall give effect to a valid conversion election in accordance with the Certificate of Designation. Alternatively, during the Put Exercise Period (as defined below), Seller may exercise the Put Option for all, but not less than all, the Underlying Shares (as defined in the Put Option Agreement) or any shares of GPOX Common Stock issued upon conversion of the Underlying Shares and transfer them to Emerald Shoals Targeted Opportunities Fund LP for the $27,500,000 Strike Price, it being expressly understood that, if Seller converts any Series D Preferred before exercising the Put Option, the Put Option shall attach to and continue in effect with respect to the shares of GPOX Common Stock issued upon conversion of Series D Preferred as provided in the Put Option Agreement. No partial Put exercise shall be permitted.

1.9 Transfer. The Series D Preferred and Seller’s rights under the Put Option Agreement shall be freely transferable by Seller, in whole or in part, without the consent of GPOX or any other person or entity, subject only to compliance with applicable securities laws. The Series D Preferred shall not be subject to any right of first refusal, right of first offer, standstill, beneficial ownership limitation, issuance cap or other restriction on transfer, pledge, hypothecation or conversion, other than restrictions required by applicable securities law. Notwithstanding the foregoing, the Put Option Agreement shall provide that Emerald Shoals Targeted Opportunities Fund LP may not sell, assign, delegate or otherwise transfer its rights or obligations thereunder without the prior written consent of both GPOX and Seller. The Certificate of Designation and applicable transfer-agent instructions shall reflect the provisions in this Section.

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1.10 Put Option; GPOX Not Obligated. At Closing, Emerald Shoals Targeted Opportunities Fund LP shall enter into the Put Option Agreement with Seller. The Put Option is a separate obligation of Emerald Shoals Targeted Opportunities Fund LP alone. Neither GPOX nor Acquisition Subsidiary shall guarantee, fund, reimburse, indemnify Emerald Shoals Targeted Opportunities Fund LP for, redeem securities to satisfy, assume or otherwise be jointly or separately liable for the $27,500,000 Strike Price or any other Emerald payment obligation, including interest and collection costs. No provision of this Agreement or any acknowledgment creates indebtedness, deferred or contingent purchase-price liability or any other Put payment obligation of GPOX or Acquisition Subsidiary. The Put Option Agreement shall provide that Emerald Shoals Targeted Opportunities Fund LP may not assign, delegate, transfer or otherwise dispose of any obligation to pay the Strike Price or otherwise perform that agreement without the prior written consent of both Seller and GPOX. Any purported assignment, delegation or transfer in violation of that restriction without the written consent of both Seller and GPOX shall be void and ineffective. Such consent shall not itself impose any payment obligation on GPOX or Acquisition Subsidiary.

1.11 Warrant. As consideration to Emerald Shoals Targeted Opportunities Fund LP for entering into and standing ready to perform the Put Option Agreement, GPOX shall issue to Emerald Shoals Targeted Opportunities Fund LP at Closing a five-year Common Stock purchase warrant for 15,000,000 shares, divided into three tranches of 5,000,000 shares exercisable at $0.05, $0.15 and $0.25 per share, respectively (the “Warrant”). The Warrant term begins on issuance at Closing. The final Warrant instrument shall reflect these economics and be executed and delivered at Closing.

1.12 Share Reserve. GPOX shall maintain sufficient authorized and unissued shares of Common Stock to permit conversion of the outstanding Series D Preferred and exercise of the Warrant, including 25,000,000 shares for Series D conversion and 15,000,000 shares for Warrant exercise at Closing. The reserve shall support valid conversions from Closing under Section 1.8 and shall be maintained for outstanding conversion and exercise rights in accordance with the respective instruments.

1.13 Closing. Closing shall occur electronically on the second Business Day after all conditions in Article V are satisfied or waived, or on another date agreed in writing. The parties shall use commercially reasonable efforts to close promptly.

1.14 Certain Definitions. “Closing Date” means the date on which Closing occurs under Section 1.13. “Business Day” means any day other than a Saturday, Sunday or day on which commercial banks in Las Vegas, Nevada are authorized or required to close. “Put Exercise Period” means the Exercise Period under the Put Option Agreement, which shall be period beginning on the Closing Date and ending on the 90th consecutive day following the third anniversary of the Closing Date. “Transaction Documents” means this Agreement, the Put Option Agreement, the Series D Certificate of Designation, the Warrant, and the assignments, acknowledgments and other instruments executed and delivered pursuant to this Agreement to consummate the transactions contemplated hereby. “Encumbrances” means liens, pledges, security interests, charges, claims of ownership, encumbrances and restrictions on transfer or use. “Permitted Encumbrances” means only Encumbrances specifically identified in writing and expressly accepted in writing by GPOX. “Losses” means documented losses, liabilities, damages, judgments, settlements, costs and expenses, including reasonable attorneys’ fees and reasonable costs of investigation, defense and enforcement, subject to Article VII. “Seller’s Knowledge” means the actual knowledge of Seller’s officers responsible for the Purchased Assets after reasonable inquiry of personnel responsible for managing the Purchased Assets.

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ARTICLE II

SELLER REPRESENTATIONS

2.1 Organization; Authority. Seller is duly organized, validly existing and in good standing under Nevada law, has authority to enter into this Agreement and the Transaction Documents to which it is a party, and has duly authorized their execution and performance.

2.2 Title. Seller owns, or has valid rights to transfer, the Purchased Assets, free and clear of Encumbrances other than Permitted Encumbrances. At Closing, Acquisition Subsidiary will receive the interest in each Purchased Asset that Seller has agreed to convey under this Agreement.

2.3 Financial Information. Seller has delivered unaudited revenue and direct-expense information for the Purchased Assets prepared from Seller’s books and records. As of September 2, 2026, recurring monthly subscription and service revenue attributable to the Purchased Assets is approximately $50,000. This statement describes historical recurring revenue as of that date and is not a guarantee of future revenue, customer retention or operating performance.

2.4 Intellectual Property and Software. Seller owns or has valid transferable rights to the Purchased Intellectual Property identified on Schedule C, including U.S. Patent No. 12,632,881 B2. To Seller’s Knowledge, operation of the Purchased Assets as presently conducted does not materially infringe third-party intellectual property rights. At Closing, Seller shall deliver the source code, repositories, credentials, build/deployment materials and technical documentation reasonably sufficient for Acquisition Subsidiary to exercise ownership, direction and ultimate control of the transferred software as of Closing, including hosting and cloud controls and administrative access; the Transition Period shall not delay or qualify that delivery obligation.

2.5 Contracts and Regulatory Matters. The material contracts included in the Purchased Assets are listed on Schedule E. To Seller’s Knowledge, each is in effect and Seller is not in material default. Seller is in material compliance with governmental authorizations and telecommunications requirements applicable to the transferred GPOX Wireless assets as currently operated.

2.6 No Undisclosed Pre-Closing Liabilities. Except as disclosed on Schedule F or reflected in the financial information delivered to Purchaser, Seller has not knowingly subjected the Purchased Assets to material liabilities that would be Assumed Liabilities after Closing and that arose before Closing.

2.7 No Brokers. Except as disclosed on Schedule G, Seller has no obligation for a brokerage, finder or similar fee payable by Purchaser or Acquisition Subsidiary in connection with this transaction.

2.8 Investment Matters. Seller is an accredited investor, is acquiring the Series D Preferred for investment and understands that the Series D Preferred and any Common Stock issued on conversion are restricted securities unless registered or an exemption from registration is available.

ARTICLE III

PURCHASER REPRESENTATIONS

GPOX represents and warrants to Seller as of the Closing Date as follows:

3.1 Organization; Authority. GPOX is a Nevada corporation and Acquisition Subsidiary is a Nevada limited liability company, each duly organized, validly existing and in good standing. Each has authority to enter into and perform this Agreement and the Transaction Documents to which it is a party.

3.2 Capitalization and Valid Issuance. At Closing, GPOX shall have sufficient corporate authority and authorized shares to issue the Series D Preferred and maintain the required Common Stock reserve. When issued in accordance with this Agreement and the Certificate of Designation, the Series D Preferred will be duly authorized, validly issued, fully paid and nonassessable. As of September 3, 2026, GPOX has 250,000,000 authorized shares of common stock, par value $0.0001 per share ("Common Stock"), of which 117,664,989 shares are outstanding, consisting of 66,304,340 restricted shares and 51,360,649 unrestricted shares. The Series D Preferred shall be free of any beneficial ownership limitation, issuance cap or other restriction on conversion, other than restrictions on transfer generally imposed by the Securities Act of 1933, as amended, in the absence of registration.

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3.3 SEC Reports. GPOX has filed the reports required to be filed by it under the Securities Exchange Act of 1934 during the twenty-four months preceding this Agreement, subject to any disclosures contained in those reports. GPOX’s Common Stock is quoted on the OTCQB marketplace as of the date of this Agreement.

3.4 No Brokers. Except as disclosed on Schedule G, Purchaser and Acquisition Subsidiary have no obligation for a brokerage, finder or similar fee payable by Seller in connection with this transaction.

3.5 Solvency. GPOX and Acquisition Subsidiary are solvent immediately before Closing and, giving effect to the transactions contemplated hereby, are expected to remain solvent immediately after Closing.

ARTICLE IV

COVENANTS

4.1 Pre-Closing Cooperation. Before Closing, Seller shall operate the Purchased Assets in the ordinary course in all material respects and the parties shall cooperate in good faith to obtain material consents and complete the transfer.

4.2 Carrier and Upstream Provider Cooperation. Seller shall reasonably cooperate with Purchaser concerning any carrier or upstream consent, transition, assignment, novation or new agreement actually required for the transferred GPOX Wireless assets. Purchaser shall timely provide reasonably requested financial, organizational, credit and compliance information and satisfy its own post-Closing prefunding, deposit and credit requirements. No transfer prohibited by applicable law or contract is effected until legally permitted; the parties shall reasonably cooperate on any lawful interim arrangement needed for the specifically affected right, without impairing Seller’s retained business or delaying transfer and control of the other Purchased Assets. Carrier-specific details may be identified on Schedule E; an outstanding carrier consent is not a separate Closing condition unless the parties expressly agree otherwise in writing.

4.3 Transition Assistance. Effective at Closing, legal title, economic ownership, benefits and burdens, risks and rewards, decision-making authority and ultimate operational control of the Purchased Assets shall transfer to Acquisition Subsidiary. For 180 days following Closing (the “Transition Period”), Seller shall provide commercially reasonable transition, management, technical and migration assistance to support continuity and orderly migration of the Purchased Assets. Any such assistance shall be performed on behalf of and subject to the ultimate direction and control of Acquisition Subsidiary and shall not delay, condition or qualify the transfer of ownership and control occurring at Closing. Seller shall provide reasonable access to knowledgeable personnel, technology migration assistance, customer and vendor introductions and continuity of existing hosting and operating arrangements where reasonably practicable. Seller does not guarantee post-Closing revenue, customer retention, profitability, technical performance or business results. Acquisition Subsidiary shall reimburse Seller for reasonable, documented third-party hosting, delivery and similar pass-through costs approved or reasonably necessary for the transition. Seller personnel remain Seller personnel unless separately hired under a written arrangement.

4.4 No Required Employee Transfer. Neither Purchaser nor Acquisition Subsidiary is required by this Agreement to offer employment or engagement to any Seller employee or contractor. Any hiring shall be separately agreed between the applicable individual and Purchaser or Acquisition Subsidiary.

4.5 Further Assurances. After Closing, each party shall reasonably cooperate and execute additional documents reasonably necessary to complete the transfers expressly contemplated by this Agreement, without materially expanding that party’s economic obligations.

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4.6 Public Company, Audit and Valuation Cooperation. Seller and Purchaser shall use commercially reasonable efforts to cooperate regarding legally required public announcements, SEC reporting, public-company disclosures, PCAOB audit support, independent valuation and transaction accounting. Such cooperation includes reasonable access, on reasonable notice and subject to appropriate confidentiality protections, to financial statements, historical revenue information, records supporting the acquired assets, contracts, invoices, intellectual-property documentation, source documentation and confirmations reasonably needed by the parties’ auditors and valuation specialists. Requests shall relate to the transaction and shall not impose an unlimited production obligation or unreasonably disrupt a party’s operations. Each party remains solely responsible, in consultation with its auditors and advisers, for its own accounting conclusions, financial statement presentation and securities-law disclosures. This cooperation includes supporting a strong independent valuation of the transferred ClearLine and GPOX Wireless assets and a reasoned comparison with the measurement of the consideration package. Each party’s accountants, auditors and/or valuation specialists shall independently determine fair value in accordance with applicable accounting standards. The parties acknowledge that the $27,500,000 ClearLine Purchase Price reflects their arm’s-length agreement as to the value exchanged in this transaction and is intended to inform, though not conclusively determine, the fair value analysis performed by each party’s accountants, auditors and/or valuation specialists. Each party represents that it has disclosed to the other parties all written or oral agreements, understandings, commitments and compensation arrangements affecting the transaction economics, the Series D, Put or Warrant, and shall promptly disclose any later agreement or arrangement to the other parties and, on a confidential basis, their auditors and valuation specialists.

4.7 Confidentiality. Each party shall protect the other party’s nonpublic confidential information and may disclose it to representatives, auditors, regulators or as required by law. Following Closing, confidential information included in the Purchased Assets belongs to Acquisition Subsidiary, subject to Seller’s limited use as reasonably necessary to perform transition obligations or comply with law.

ARTICLE V

CLOSING CONDITIONS AND DELIVERIES

5.1 Purchaser Conditions. Purchaser’s obligation to close is conditioned on: (a) Seller’s material representations being accurate at Closing; (b) Seller’s material pre-Closing covenants being performed; (c) delivery of the Purchased Assets and customary transfer instruments; (d) delivery of source code, repositories, credentials, administrative access, hosting and cloud controls, technical documentation and other access reasonably sufficient for Acquisition Subsidiary to exercise ownership, direction and ultimate control of the Purchased Assets as of Closing; (e) release of material Encumbrances other than Permitted Encumbrances; and (f) no final order prohibiting Closing.

5.2 Seller Conditions. Seller’s obligation to close is conditioned on: (a) Purchaser’s material representations being accurate at Closing; (b) Purchaser’s material pre-Closing covenants being performed; (c) filing and effectiveness of the Series D Certificate of Designation; (d) issuance of 25,000,000 Series D Preferred to Seller; (e) execution and delivery by Emerald Shoals Targeted Opportunities Fund LP of the Put Option Agreement; (f) execution by GPOX of the agreed Purchaser acknowledgment and the Warrant; and (g) no final order prohibiting Closing.

5.3 Principal Closing Deliveries. Seller shall deliver a bill of sale, assignment and assumption agreement, patent assignment, domain and trademark assignment, applicable contract assignments and consents, the technical access and documentation required by Section 5.1(d), and the bank-account or full-balance delivery, bank evidence and QuickBooks records required by Section 1.2. Purchaser shall deliver evidence of the Series D issuance and Certificate of Designation, its counterpart to the assignment and assumption agreement, the Put-related acknowledgment, applicable transfer-agent instructions reflecting the conversion election and GPOX’s irrevocable pre-consent to valid Put settlement transfers under Sections 1.7 through 1.9 and the Warrant. The parties may combine or simplify ancillary closing documents by written agreement.

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ARTICLE VI

TERMINATION

6.1 Termination Before Closing. Before Closing, this Agreement may be terminated by mutual written consent; by a non-breaching party if the other party materially breaches and fails to cure within 20 days after written notice if curable; or by either party if Closing has not occurred within 45 days after this Agreement, unless the terminating party’s material breach caused the failure to close.

6.2 Effect. Upon valid termination before Closing, this Agreement is void except for confidentiality, expenses, governing law and provisions that by their nature survive. Termination does not eliminate liability for fraud or a willful material breach occurring before termination.

ARTICLE VII

INDEMNIFICATION

7.1 Seller Indemnity. After Closing, Seller shall indemnify Purchaser and Acquisition Subsidiary for Losses arising from: (a) a breach of Seller’s representations; (b) a breach of Seller’s covenants; (c) an Excluded Liability; or (d) Seller’s ownership or operation of the Purchased Assets before Closing.

7.2 Purchaser Indemnity. After Closing, Purchaser and Acquisition Subsidiary shall jointly and severally indemnify Seller for Losses arising from: (a) a breach of Purchaser’s representations; (b) a breach of Purchaser’s covenants; (c) an Assumed Liability; or (d) Purchaser’s or Acquisition Subsidiary’s ownership or operation of the Purchased Assets after Closing.

7.3 Survival. Ordinary representations survive for 18 months after Closing. Representations regarding organization, authority, title to Purchased Assets, Purchaser capitalization and valid issuance of the Series D Preferred survive until the applicable statute of limitations expires. Seller’s core intellectual-property ownership representation survives for 36 months. Covenants survive for the period stated in the applicable covenant or, if none is stated, until performed.

7.4 Basket and Caps. No party shall owe indemnification for an ordinary representation breach until aggregate covered Losses exceed $100,000, after which only Losses above $100,000 are recoverable. Ordinary representation claims against either side are capped at $4,125,000. Claims against Seller based on breach of Seller’s core intellectual-property ownership representation are capped at $8,250,000. Claims based on fraud, intentional misrepresentation, authority, Seller’s title to the Purchased Assets, or Purchaser’s valid authorization and issuance of the Series D Preferred are not subject to the basket and, except for fraud or intentional misrepresentation to the extent applicable law provides otherwise, are capped at the $27,500,000 Purchase Price.

7.5 Claims; Third-Party Claims. An indemnified party shall give reasonably prompt written notice describing a claim. Delay reduces recovery only to the extent the indemnifying party is materially prejudiced. For a third-party claim, the indemnifying party may control the defense with reasonably acceptable counsel if it acknowledges the indemnity obligation and keeps the indemnified party reasonably informed. No settlement may impose non-monetary obligations, an admission of wrongdoing, or unreleased liability on the indemnified party without its written consent.

7.6 Mitigation; No Double Recovery. Each party shall use commercially reasonable efforts to mitigate Losses. Losses are reduced by insurance or third-party recoveries actually received for the same matter, and no Loss may be recovered more than once.

7.7 Exclusive Monetary Remedy. Except for fraud, intentional misrepresentation, specific performance, injunctive relief, and enforcement of the Series D, Put Option or other express securities rights, this Article provides the parties’ exclusive monetary remedy after Closing for matters arising under this Agreement.

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ARTICLE VIII

MISCELLANEOUS

8.1 Notices. Notices shall be in writing and delivered by nationally recognized overnight courier or email with confirmation of transmission to the addresses designated by the parties in writing. Initially, notices to GPOX shall be sent to 3571 E. Sunset Road, Suite 300, Las Vegas, Nevada 89120, Attention: Chief Executive Officer, brett@gpoplus.com; and notices to SurgePays shall be sent to 3124 Brother Blvd., Suite 104, Bartlett, Tennessee 38133, Attention: Chief Executive Officer, brian@surgepays.com.

8.2 Assignment. No party may assign this Agreement without the prior written consent of the other principal party, except that Acquisition Subsidiary may be succeeded by another wholly owned subsidiary of GPOX if GPOX remains responsible for obligations expressly undertaken by it. Transfers of Series D Preferred and Put rights remain subject to Section 1.9.

8.3 Governing Law; Venue. Nevada law governs this Agreement. The parties submit to the exclusive jurisdiction of the state and federal courts located in Clark County, Nevada and waive objections to venue and inconvenient forum.

8.4 Jury Trial Waiver. EACH PARTY KNOWINGLY AND VOLUNTARILY WAIVES TRIAL BY JURY IN ANY PROCEEDING ARISING FROM THIS AGREEMENT OR THE TRANSACTION DOCUMENTS.

8.5 Specific Performance. The parties agree that certain breaches, including failure to transfer material Purchased Assets or failure to issue or honor validly authorized securities rights, may cause irreparable harm for which monetary damages are inadequate, and a party may seek specific performance or injunctive relief without posting bond to the extent permitted by law.

8.6 Expenses. Each party shall bear its own transaction expenses unless expressly stated otherwise in a separate written agreement.

8.7 Entire Agreement; Amendment. This Agreement, the Schedules and the Transaction Documents constitute the entire agreement regarding the transaction and supersede prior understandings on that subject. An amendment or waiver must be in writing signed by the party or parties against whom it is enforced.

8.8 Counterparts; Electronic Signatures. This Agreement may be executed in counterparts and by electronic signature, each of which is deemed an original.

8.9 Interpretation. The parties and their advisers have jointly negotiated this Agreement. No presumption shall arise against any party as drafter. “Including” means “including without limitation.” Headings are for convenience only.

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SIGNATURE PAGE

SURGEPAYS, INC.

By:	/s/ Kevin Brian Cox
Name: Kevin Brian Cox
Title: Chief Executive Officer

GPO PLUS, INC.

By:	/s/ Brett H. Pojunis
Name: Brett H. Pojunis
Title: Chief Executive Officer

CLEARLINE APPS, LLC

By:	/s/ Brett H. Pojunis
Name: Brett H. Pojunis
Title: Manager, on behalf of GPO Plus, Inc., its sole member

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SCHEDULE A

CLEARLINE PLATFORM ASSETS

The ClearLine assets include the following, to the extent owned by Seller or subject to rights Seller is entitled to transfer and used primarily in ClearLine. All genuine functionality described below forms part of ClearLine and its $27,500,000 Purchase Price.

•	ClearLine core platform, cloud-native multi-tenant architecture, cloud and technical infrastructure, deployment configurations and materials, and related terminal and hardware integrations.

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Intelligent rules engine, automation library, customer-profile layer, consent controls, segmentation and personalization technology, machine-learning models and training data, subject to applicable privacy and consent requirements.

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Marketing, campaign, loyalty, rewards, membership, review and reputation-management modules; genuine ClearLine prepaid wireless top-up, national and private-label gift card, coupon creation and redemption, debit-card loading, wireless activation and bill-payment functionality, to the extent included in the transferred ClearLine technology and rights.

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Analytics, dashboards, customer-touchpoint suite, receipt QR, SMS/email and wallet-pass functionality. ClearLine transaction switch and routing functionality, designated aggregator/provider integrations, settlement and funding tools, store/dealer management, commission and margin functions, and reporting and reconciliation tools, to the extent owned or transferable by Seller and included in ClearLine.

•	ClearLine Media Network, in-store screen management, campaign inventory and reporting.

•	Managed Marketing Services playbooks, workflows, templates and related customer contracts.

•	REST APIs, SDKs, white-label configurations, SSO integrations and hardware integrations.

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Related source code, repository history, build and deployment materials, cloud controls, administrative credentials, documentation, APIs and SDKs, legally transferable data and records, assigned customer, merchant, partner and upstream contracts, accounts receivable, intellectual property, goodwill and operating playbooks. Delivery at Closing shall satisfy Section 5.1(d); later migration assistance does not defer ownership or ultimate control.

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SCHEDULE B

GPOX WIRELESS ASSETS

GPOX Wireless is the separately identifiable turnkey wireless/MVNO business and assets designated for transfer below, capable of supporting multiple branded sub-MVNOs, to the extent owned by Seller or subject to rights Seller is entitled to transfer. Seller’s retained SurgePays-branded MVNO business remains excluded under Section 1.3 and Schedule D. Its separate identification and valuation shall not reduce, reallocate or apportion any portion of the $27,500,000 ClearLine Purchase Price, or determine or limit GPOX Wireless’s separate fair value, accounting value or economic value.

•	Wholesale carrier network access and carrier relationship rights specifically identified for GPOX Wireless, subject to required consent or novation.

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MVNO enablement, provisioning, billing/rating, activation, subscriber-management, CRM, dealer/agent, commission and customer-care systems designated for GPOX Wireless. This includes associated provisioning APIs, network integrations and service orchestration to the extent designated for transfer.

•	SIM inventory and supply-chain rights designated for GPOX Wireless; eSIM capability; number management and porting infrastructure; device/IMEI systems.

•	GPOX Wireless rate plans, product catalog, self-service app/web portal, reporting/analytics, compliance procedures, brand assets, packaging, merchandising and launch runbooks.

•	Transferred subscriber or dealer records, if any, only to the extent specifically identified at Closing and lawfully transferable.

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SCHEDULE C

PURCHASED INTELLECTUAL PROPERTY

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U.S. Patent No. 12,632,881 B2, issued May 26, 2026 from Application No. 17/887,262, together with owned continuations, continuations-in-part, divisionals, reissues, reexaminations, foreign counterparts and related filing rights.

•	ClearLine and ClearLine Media names/marks and clearlineapps.com, to the extent owned by Seller.

•	GPOX Wireless marks and brand assets used in the Purchased Assets, to the extent owned by Seller and subject to GPOX brand ownership rights.

•	Copyrights in transferred source code, interfaces, dashboards, documentation and marketing collateral.

•	Trade secrets, know-how, methodologies, machine-learning models, training data and operational playbooks used primarily in the Purchased Assets, subject to applicable privacy and consent requirements.

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SCHEDULE D

EXCLUDED ASSETS / RETAINED SURG BUSINESS

•

Seller’s existing SurgePays-branded MVNO and wireless business, including its retained subscriber base, customer relationships, carrier agreements and rights, systems, authorizations and assets not specifically listed on Schedule B.

•	Seller’s wholesale prepaid distribution business and associated store network, supplier relationships and software not specifically transferred.

•	SurgePays corporate name, marks, domains and corporate records.

•	Cash and bank accounts other than the ClearLine operating bank account or its entire Closing balance delivered under Section 1.2.

•	Employee benefit plans, corporate tax records, pre-Closing tax refunds, insurance policies and other corporate assets not used primarily in the Purchased Assets.

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SCHEDULE E

INCLUDED CONTRACTS AND REQUIRED CONSENTS

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SCHEDULE F

ASSUMED LIABILITIES / DISCLOSED PRE-CLOSING MATTERS

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SCHEDULE G

BROKERS; CAPITALIZATION; OTHER DISCLOSURES

GPOX capitalization is set forth in Section 3.2.

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EXHIBIT A

SERIES D CERTIFICATE OF DESIGNATION - KEY REQUIRED TERMS

The final Certificate of Designation shall conform to this Agreement and, at minimum, provide: 25,000,000 non-voting Series D Preferred shares; no dividend, coupon, PIK return or cash yield; fixed one-for-one voluntary conversion from Closing without Emerald consent or separate discretionary GPOX consent; no contractual holding period on Series D Preferred or resulting Common Stock; only proportionate recapitalization adjustments; no variable conversion price, reset, ratchet, mandatory cash settlement or GPOX redemption obligation; and transfer restrictions consistent with Section 1.9, including GPOX’s irrevocable pre-consent to valid Put settlement transfers without any additional discretionary consent. [Full Nevada filing form to be finalized with Nevada corporate counsel before Closing.]

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